Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

April 26, 2007

GMH Communities Trust

10 Campus Boulevard

Newtown Square, Pennsylvania 19073

Re:          Registration Statement on Form S-11

Ladies and Gentlemen:

We have served as Maryland counsel to GMH Communities Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the registration of (a) 31,624,617 common shares (the “New Shares”) of beneficial interest, par value $0.001 per share (the “Common Shares”), to be issued by the Company in exchange for units of limited partnership interest (the “OP Units”) in GMH Communities, LP, a Delaware limited partnership (the “Partnership”), and (b) 2,517,247 Common Shares (the “Outstanding Shares” and, together with the New Shares, the “Shares”) issued by the Company pursuant to a Warrant, dated July 27, 2004, as amended on October 28, 2004 (the “Warrant”), granted by the Company and the Partnership to Vornado Realty L.P., a Delaware limited partnership.  The Shares will be sold from time to time by certain shareholders of the Company named under the caption “Selling Shareholders” in the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.             The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2.             The Articles of Amendment and Restatement of the Company (the “Declaration”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.             The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.             A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.             Resolutions adopted by the Board of Trustees of the Company or a duly authorized committee thereof relating to, among other matters, the registration and issuance of the Shares and the approval of the Warrant (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6.             The Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), certified as of the date hereof by an officer of the Company;

7.             The Warrant, certified as of the date hereof by an officer of the Company;

8.             A certificate executed by an officer of the Company, dated as of the date hereof; and

9.             Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.             Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.             Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.             Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.             All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.             The New Shares will not be issued or transferred, and the Outstanding Shares were not issued and have not been transferred, in violation of any restriction or limitation contained in Article VII of the Declaration.

6.             The OP Units have been duly authorized and validly issued by the Partnership.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.             The Company is a real estate investment trust duly formed and existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.             The issuance of the New Shares has been duly authorized and, when and to the extent issued in exchange for OP Units in accordance with the Registration Statement, the Resolutions and the Partnership Agreement, the New Shares will be (assuming that, upon issuance, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration) validly issued, fully paid and nonassessable.

3.             The issuance of the Outstanding Shares has been duly authorized and the Outstanding Shares are validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP